Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Each of the below listed subsidiaries is 100% directly owned by CSP Inc. except as otherwise indicated, and all are included in the consolidated financial statements.

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION/ ORGANIZATION

CSP Inc. Securities Corp. 43 Manning Road Billerica, MA 01821-3901	Massachusetts

CSP Inc. Foreign Sales Corp., Ltd. 43 Manning Road Billerica, MA 01821-3901	U.S. Virgin Islands

Modcomp, Inc (1). 1500 South Powerline Road Deerfield Beach, FL 33442	Florida

(1)	Modcomp has three subsidiaries operating in Europe